UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549


SCHEDULE 13G

Under the Securities
Exchange Act of 1934
(Amendment No. )*
Carver Bancorp, Inc.

(Name of Issuer)

Common Stock, par value
$0.01 per share
(Title of Class of
Securities)

146875604
(CUSIP Number)


August 14, 2020
                       (Date of Event Which
Requires Filing of this Statement) Check the
appropriate box to designate the rule pursuant
to which this Schedule is filed:
?	Rule 13d-1(b)

?X     Rule 13d-1(c)

?	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE
PERSONS (ENTITIES ONLY)
Quinn Opportunity
Partners LLC

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF
A GROUP
(a)	?
(b)	?X
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
5
SOLE VOTING POWER
0
SHARES




6
SHARED VOTING POWER
2,875,410
BENEFICIAL
LY



OWNED



BY EACH
7
SOLE DISPOSITIVE POWER
0
REPORTING



PERSON




8
SHARED DISPOSITIVE POWER
2,875,410
WITH:





9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON

2,875,410

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
EXCLUDES CERTAIN SHARES
?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW 9
6.8%*
12
TYPE OF REPORTING PERSON
OO, IA


* Based on a total of 2,875,410 shares of Common Stock outstanding as of August 13, 2020, as set forth in the Issuer?s Form 10-Q filed on August 14, 2020.





1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE
PERSONS (ENTITIES ONLY)
Quinn Opportunity
Partners GP LLC

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF
A GROUP
(a)	?
(b)	?X
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
5
SOLE VOTING POWER
0
SHARES




6
SHARED VOTING POWER
2,875,410
BENEFICIAL
LY



OWNED



BY EACH
7
SOLE DISPOSITIVE POWER
0
REPORTING



PERSON




8
SHARED DISPOSITIVE POWER
2,875,410
WITH:





9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON

2,875,410

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
EXCLUDES CERTAIN SHARES
?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW 9
6.8%*
12
TYPE OF REPORTING PERSON
OO, HC


* Based on a total of 2,875,410 shares of Common Stock outstanding as of August 13, 2020, as set forth in the Issuer?s Form 10-Q filed on August 14, 2020.





1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE
PERSONS (ENTITIES ONLY)
Quinn Opportunities
Master LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF
A GROUP
(a)	?
(b)	?X
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF
5
SOLE VOTING POWER
0
SHARES




6
SHARED VOTING POWER
2,875,410
BENEFICIAL
LY



OWNED



BY EACH
7
SOLE DISPOSITIVE POWER
0
REPORTING



PERSON




8
SHARED DISPOSITIVE POWER
2,875,410
WITH:





9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON

2,875,410

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
EXCLUDES CERTAIN SHARES
?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW 9
6.8%*
12
TYPE OF REPORTING PERSON
PN


* Based on a total of 2,875,410 shares of Common Stock outstanding as of August 13, 2020, as set forth in the Issuer?s Form 10-Q filed on August 14, 2020.






1
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE
PERSONS (ENTITIES ONLY)
Patrick Quinn

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF
A GROUP
(a)	?
(b)	?X
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF
5
SOLE VOTING POWER
0
SHARES




6
SHARED VOTING POWER
2,875,410
BENEFICIAL
LY



OWNED



BY EACH
7
SOLE DISPOSITIVE POWER
0
REPORTING



PERSON




8
SHARED DISPOSITIVE POWER
2,875,410
WITH:





9
AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON

2,875,410

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
EXCLUDES CERTAIN SHARES
?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW 9
6.8%*
12
TYPE OF REPORTING PERSON
IN, HC



* Based on a total of 2,875,410 shares of Common Stock outstanding as of August 13, 2020, as set forth in the Issuer?s Form 10-Q filed on August 14, 2020.




Item 1.

(a)	Name of Issuer

Carver Bancorp, Inc.

(b)	Address of Issuer's Principal Executive Offices

75 West 125th St, New York, NY 10027

Item 2.

(a)	? (c) Name, Principal Business Address, and Citizenship of
Persons Filing:

Quinn Opportunity Partners LLC - Delaware
Quinn Opportunity Partners GP LLC - Delaware
Quinn Opportunities Master LP ? Cayman Islands
Patrick Quinn - USA

Quinn Opportunity Partners LLC, Quinn Opportunity Partners GP
LLC, Patrick Quinn:
c/o Quinn Opportunity Partners LLC
2 Boars Head Place, Suite 250
Charlottesville, VA 22903

Quinn Opportunities Master LP:
4th Floor, Harbour Place
103 S Church Street
PO Box 10240
Grand Cayman, Cayman Islands KY1-1002
(b)	Title of Class of Securities
Common Stock, par value $0.01 share
(c)	CUSIP Number
146875604

Item 3. If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	?	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).
(b)	?	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).


(c)	?	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).
(d)	?	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	?	An investment adviser in accordance with ?240.13d-
1(b)(1)(ii)(E);
(f)	?	An employee benefit plan or endowment fund in accordance
with ?240.13d-1(b)(1)(ii)(F);
(g)	?	A parent holding company or control person in accordance
with ? 240.13d-1(b)(1)(ii)(G);
(h)	?	A savings associations as defined in Section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	?	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);
(j)	?	Group, in accordance with ?240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Quinn Opportunity Partners LLC ? 2,875,410
Quinn Opportunity Partners GP LLC ? 2,875,410
Quinn Opportunities Master LP ? 2,875,410
Patrick Quinn ? 2,875,410

(b)	Percent of class:

Quinn Opportunity Partners LLC ? 6.8%
Quinn Opportunity Partners GP LLC ? 6.8%
Quinn Opportunities Master LP ? 6.8%
Patrick Quinn ? 6.8%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

Quinn Opportunity Partners LLC ? 0
Quinn Opportunity Partners GP LLC ? 0
Quinn Opportunities Master LP ? 0
Patrick Quinn ? 0

(ii)	Shared power to vote or to direct the vote:

	Quinn Opportunity Partners LLC ? 2,875,410
	Quinn Opportunity Partners GP LLC ? 2,875,410
	Quinn Opportunities Master LP ? 2,875,410
	Patrick Quinn ? 2,875,410


(iii)	Sole power to dispose or to direct the disposition of:

	Quinn Opportunity Partners LLC ? 0
	Quinn Opportunity Partners GP LLC ? 0
	Quinn Opportunities Master LP ? 0
	Patrick Quinn ? 0


(iv)	Shared power to dispose or to direct the disposition of:

	Quinn Opportunity Partners LLC ? 2,875,410

	Quinn Opportunity Partners GP LLC ? 2,875,410
	Quinn Opportunities Master LP ? 2,875,410
	Patrick Quinn ? 2,875,410



Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following D.

N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A


Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A


Item 8. Identification and Classification of Members of the Group

     If a group has filed this schedule pursuant to ?240.13d-
1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ?240.13d-1(c) or ?240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A


Item 9. Notice of Dissolution of Group



Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See
Item 5.

N/A

Item 10. Certification

(a)	The following certification shall be included if the statement is filed pursuant to ?240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)	The following certification shall be included if the statement is filed pursuant to ?240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 25,
2020
Date

Quinn
Opportunity
Partners LLC

By: /s/
Patrick
Quinn
Signature

Managing
Member
Name/Title

Quinn
Opportunity
Partners GP
LLC

By: /s/
Patrick
Quinn
Signature

Managing
Member
Name/Title

Quinn
Opportunitie
s Master LP

By: /s/
Patrick
Quinn
Signature

Managing Member of its
General Partner
Name/Title
By: /s/
Patrick
Quinn
Signature



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ?240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C.
1001)



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